Exhibit 99.1

DeVry Inc. Names Steven Riehs President, K-12, Professional and International Education

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--July 2, 2010--DeVry Inc. (NYSE: DV), a global provider of educational services, announced the appointment of Steven P. Riehs as president of K-12, Professional and International Education, a new organizational structure within DeVry Inc. This new group will include Advanced Academics, Becker Professional Education, DeVry Brasil and the organization’s other international operations.

“Similar to what we have done with our Healthcare Group, this new structure will focus additional resources on areas that have significant opportunities for growth,” said Daniel Hamburger, president and chief executive officer of DeVry Inc. “With Steve at the helm, we have an experienced executive team in place that will enhance the academic quality, service excellence and growth of our K-12, professional and international operations.”

Effective October 1, 2010, Riehs will oversee this new group. Advanced Academics will continue to report directly to him. He will also retain his current duties as president of DeVry Online Services until a successor is transitioned into that role. Riehs will continue to report to Daniel Hamburger.

“Steve has over 20 years experience in education, international operations and professional test preparation,” continued Hamburger. “Steve has been instrumental in enhancing the academic quality and student service across our online operations. His team has led the implementation of online learning at Chamberlain College of Nursing and the Carrington Colleges, as well as the growth at DeVry University. I am confident he will continue to help DeVry build upon its position as a global leader in education.”

About Steven P. Riehs

Currently the president of DeVry Online Services for DeVry Inc., Riehs joined DeVry in 2004 as vice president and general manager of online operations. He was named president of DeVry Online Services in 2008.

Prior to joining DeVry, Riehs was CEO of BrainX Inc., an education software company. Prior to that, he was vice president in the medical division of Kaplan Educational Centers and vice president and chief operating officer of Compass Medical Education. He was also an assistant professor for 10 years at Rush University.

He has a Master of Business Administration from the University of Chicago Graduate School of Business, and a bachelor’s degree in industrial engineering and management from Northwestern University.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, Becker Professional Education, the Carrington Colleges, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology and serve students in secondary through postsecondary education as well as accounting and finance professionals. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 353-3800
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717